Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
SERIES A JUNIOR PREFERRED STOCK OF
BELLICUM PHARMACEUTICALS, INC.

Bellicum Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (as amended and/or restated from time to time, the “Certificate”), and pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Corporation (the “Board of Directors”) adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), and in accordance with Section 151 of the DGCL, there is hereby created, out of the 7,882,500 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation remaining authorized, unissued and undesignated, one (1) share of Series A Junior Preferred Stock, par value $0.01 per share, which share shall be uncertificated and have the following powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof:

(1)       Voting. Except as provided in this Section (1) or as required by law, the Series A Junior Preferred Stock shall not entitle the holder thereof, as such, to vote on any matter. At any meeting of stockholders at which the dissolution of the Corporation is submitted to a vote of the holders of Common Stock (a “Dissolution Meeting”), (i) the Series A Junior Preferred Stock shall entitle the holder thereof, as such, to vote together with the holders of Common Stock (and any other class or series of capital stock of the Corporation entitled to vote thereon together with the Common Stock), as a single class, on any matter submitted to a vote of the holders of Common Stock (other than the election of directors), and (ii) the voting power of the Series A Junior Preferred Stock with respect to any matter submitted to a vote of the holders of Common Stock thereat (other than the election of directors) shall be determined in accordance with clauses (a), (b) and (c) of this Section (1).

(a)       To the extent the holder of the Series A Junior Preferred Stock votes in accordance with the following formula, on each matter submitted to a vote of the holders of Common Stock at a Dissolution Meeting (other than the election of directors), the Series A Junior Preferred Stock shall entitle the holder thereof, as such, to cast a number of votes equal to the number of shares of Common Stock outstanding on the record date for determining the stockholders entitled to vote at such Dissolution Meeting (such number of votes, the “Votes”):

The holder of the Series A Junior Preferred Stock shall cast the Votes in a manner that is proportionate to the manner in which all shares of Common Stock present, in person or by proxy, at such Dissolution Meeting are voted with respect to such matter, such that the Votes shall reflect the voting results with respect to “shares voted for,” “shared voted against,” and “shares abstained” (if any)

proportionate to such aggregate voting results of the Common Stock present, in person or by proxy, on such matter.

(b)       In the event the holder of the Series A Junior Preferred Stock purports to cast, in person or by proxy, the Votes on any matter at such Dissolution Meeting in a manner other than as provided in clause (a) of this Section (1), then such clause shall not apply with respect to such matter, and the Series A Junior Preferred Stock shall not entitle the holder thereof, as such, to vote on such matter; provided, however, that, notwithstanding this clause (b), for purposes of determining the existence of a quorum at a Dissolution Meeting, the Series A Junior Preferred Stock shall be deemed to entitle the holder thereof, as such, to have the voting power that is equal to the Votes.

(c)       Notwithstanding the foregoing clauses (a) and (b) of this Section 1, following the receipt of stockholder approval of the dissolution of the Company at a Dissolution Meeting, the Series A Junior Preferred Stock Junior shall not entitle the holder thereof, as such, to vote on any matter, except as required by law.

(2)       Ranking. The Series A Junior Preferred Stock shall, with respect to rights upon a liquidation, dissolution or winding up of the Corporation, rank (i) senior to the Common Stock and any other class or series of capital stock established by the Corporation in the future, the terms of which specifically provide that such series ranks junior to the Series A Junior Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (ii) on parity with any class or series of capital stock that the Corporation may establish in the future the terms of which specifically provide that such class or series ranks on parity with the Series A Junior Preferred Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, and (iii) junior to the Series 1 Redeemable Convertible Non-Voting Preferred Stock, the Series 2 Redeemable Convertible Non-Voting Preferred Stock, the Series 3 Redeemable Convertible Non-Voting Preferred Stock and any other class or series of capital stock established by the Corporation in the future, the terms which specifically provide that such class or series ranks senior to the Series A Junior Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up.

(3)       Dividends and Liquidating Distributions. No dividends shall be paid on the Series A Junior Preferred Stock. Subject to the prior rights of any other class or series of capital stock of the corporation, upon a liquidation, dissolution or winding up of the Corporation, the Series A Junior Preferred Stock shall entitle the holder thereof, as such, to $0.01 (payable out of funds legally available therefor) before any distribution or payment shall be made to the holders of Common Stock. Solely for purposes of this paragraph, neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation with any other entity, shall be deemed to be a dissolution, liquidation or winding up of the Corporation.

(4)       Transfer Restriction. The holder of the Series A Junior Preferred Stock shall not, directly or indirectly, transfer such share or any interest in such share (by sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, bequest, devise or descent, by operation of law or by any other transfer or disposition of any kind, including to any receivers, creditors, trustees in bankruptcy or other insolvency proceeding) to any other person or entity without the prior consent of the Board of Directors. A purported transfer in violation of this paragraph shall be null and void ab initio. The notice required by Section 151(f) of the Delaware General Corporation Law, shall contain a conspicuous legend of the restriction contemplated by this paragraph.

(5)       Amendments. In addition to any vote required by law or provided by the Certificate, any amendment to the provisions of this Certificate of Designation shall require the approval of the holder of the Series A Junior Preferred Stock, voting as a separate class.

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In witness whereof, the undersigned Corporation has caused this Certificate to be signed by a duly authorized officer on the date set forth below.

BELLICUM PHARMACEUTICALS, INC.

By:	/s/ Richard A. Fair
Name: Title:	Richard A. Fair President and Chief Executive Officer

Dated:	January 24, 2024